Exhibit 10.1

RETIREMENT AND CONSULTING AGREEMENT AND GENERAL RELEASE OF CLAIMS
This Retirement and Consulting Agreement (“Agreement”), is made by and between John G. Biggs (“Executive”) and Luther Burbank Corporation and all of its subsidiaries and affiliated companies (collectively, the “Company”).
Whereas, Executive presently serves as the Company’s President and Chief Executive Officer and a Director of the Company;
Whereas, the Company and Executive desire to set forth the terms and conditions of Executive’s proposed retirement and succession planning; and
Whereas, Executive has agreed to provide services to assist in the transition to a new President and Chief Executive Officer and to continue to be available to advise and consult as requested by the Company.
Now, therefore, in consideration of the promises and of the mutual agreements set forth, it is agreed by and between the undersigned as follows:

1.	Executive’s Employment.

1.1.
Retirement Date. Executive agrees to remain employed as the Company’s President and Chief Executive Officer until January 2, 2019 (the “Retirement Date”). Effective as of the Retirement Date, Executive will be deemed to have voluntarily resigned employment and all other positions with the Company and to have resigned from the Company’s Board of Directors (the “Board”).

1.2.	Post-Retirement Consultant. Beginning on the Retirement Date through December 31, 2019, Executive will serve as a consultant to the Company on the terms set forth in this Agreement.

1.3.	At-will Employment. Notwithstanding the foregoing, nothing in this Agreement changes the “at will” nature of Executive’s employment with the Company prior to the Retirement Date.

1.4.
Pre-Retirement Compensation. Executive’s current base salary will continue through the Retirement Date. Executive will be eligible to receive a bonus under the Company’s Cash Bonus Plan for 2018, provided such bonus will be paid at the time it would have been paid had Executive not retired and will be paid only if the applicable performance conditions are met at the conclusion of the calendar year and the amount will be determined based on the actual satisfaction of the applicable performance criteria.

2.
Executive’s Retirement from Service. In connection with Executive’s voluntary retirement on the Retirement Date and, with respect to any of the following compensation and benefits to which Executive is not currently entitled or that are not required by law, subject to Executive’s execution and non-revocation of the Release attached hereto as Exhibit A (the “Release”) no later than January 2, 2019:

2.1.
Accrued Compensation and Plan Benefits. On the first business day following the Retirement Date, the Company will pay Executive (i) any accrued but unpaid salary for services rendered through the Retirement Date, any accrued but unpaid business expenses, and any accrued vacation; (ii) any benefits accrued through the Retirement Date to which Executive may be entitled pursuant to the Company’s plan, policies and arrangements, as determined and paid in accordance with the terms of such plans, policies and arrangements.

2.2.
Employee Benefit Plans. On the Retirement Date, Executive’s participation in any Company employee benefit plans or programs will cease, except as otherwise expressly provided in this Agreement or in the applicable Company plan. Nothing herein will amend the Salary Continuation Plan Agreement between the Company and Executive, and any amounts thereunder will be paid to Executive at the time and on the terms set forth in such plan.

Retirement and Consulting Agreement and General Release of Claims

2.3.
Consideration. On January 11, 2019, the Company will pay to Executive a lump sum of one million two hundred seventy thousand dollars ($1,270,000), less applicable tax withholding, representing consideration for the promises and covenants contained in this Agreement, including, but not limited to, the covenants contained in Section 4 and the Release.

3.	Consulting Agreement.

3.1.
Consulting Period. Subject to the Executive’s execution and non-revocation of the Release, from the Retirement Date through the earlier of (i) December 31, 2019, or (ii) the Company’s termination of the Consulting Period (such applicable period, the “Consulting Period”), Executive will provide consulting and advisory services from time to time as may be reasonably requested by the Company’s Board of Directors or President and Chief Executive Officer. Such services may consist of any matters of concern to the President and Chief Executive Officer or the Board, provided that the Company will take into consideration Executive’s personal commitments that may arise during the Consulting Period.

3.2.
Independent Contractor. During the Consulting Period, Executive will not be an employee of the Company and will not be entitled to receive any perquisites or benefits from the Company except as expressly provided otherwise in this Agreement. Executive’s relationship with the Company will be as an independent contractor and Executive will not have authority to bind the Company.

3.3.
Non-Competition. During the Consulting Period, Executive will not, directly or indirectly, (i) compete with the Company; or (ii) have an interest in, be employed by, be engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any competing entity which conducts its business within the States of California, Washington or Oregon; provided, however, that notwithstanding the foregoing, Executive may make solely passive investments in any competing entity the common stock of which is “publicly held,” and of which the Executive will not own or control, directly or indirectly, in the aggregate securities which constitute more than one percent (1%) of the voting rights or equity ownership of such competing entity; or (iii) solicit or divert any business or any customer from the Company or assist any person, firm or corporation in doing so or attempting to do so; or (iv) cause or seek to cause any person, firm or corporation to refrain from dealing or doing business with the Company or assist any person, firm or corporation in doing so or attempting to do so.

3.4.
Compensation. Subject to Executive’s execution and non-revocation of the Release no later than January 2, 2019, as compensation for consulting services, the Company will pay to Executive an annualized amount of three hundred thousand dollars ($300,000) per year, payable in monthly installments.

3.5.
Benefits Continuation. On January 11, 2019, the Company will pay to Executive a lump sum amount of eighty-six thousand dollars ($86,000), less applicable tax withholding, representing the estimated costs of post-retirement health coverage for twenty-four (24) months.

3.6.
Termination. In the event of Executive’s material breach of this Agreement, the Company may terminate the Consulting Period if Executive has not cured such breach within thirty (30) days after the Company provides written notice to Executive of such breach, and upon such termination, the Company will have no further obligations under this Agreement. In the event the Company terminates the Consulting Period prior to December 31, 2019 (other than as a result of a material breach by Executive of this Agreement), the Company will continue to pay any amounts due under Section 3 through December 31, 2019.

4.	Executive’s Covenants.

4.1.	Code of Ethics. During the Consulting Period, Executive agrees to continue to be bound by the Company’s Code of Ethics and Business Conduct. In the event of any conflict or inconsistency

Retirement and Consulting Agreement and General Release of Claims

between the terms of this Agreement and the terms of the Company’s Code of Ethics and Business Conduct, the terms of this Agreement will control.

4.2.
Confidential Information. “Confidential Information” means any and all private proprietary information affecting or relating to the business of the Company, including without limitation, financial data, customer lists and data, licensing arrangements, borrower or prospective borrower information, regardless of the form in which it is handled or maintained (including, without limitation, bank and credit card account numbers, income and credit information, and social security numbers), loan files, business strategies, pricing information, product development, intellectual, or other materials of any kind or nature (whether or not entitled to protection under applicable copyright laws, or reduced or embodied in any medium or tangible form), including without limitation, all copyrights, patents, trademarks, service marks, trade secrets, contract rights, ideas, concepts, technologies, logos, hardware, software, and as may be embodied in any and all computer programs, tapes, diskettes, or disks, mailing lists, lists of actual or prospective customers and/or suppliers, notebooks, documents, memoranda, reports, files, correspondence, charts, lists and all other written, printed or otherwise recorded material of any kind whatsoever and any other information, whether or not reduced to writing, including “know-how”, ideas, concepts, research, processes and plans. “Confidential Information” does not include information that is in the public domain, information that is generally known in the trade, or information that Executive can prove Executive acquired wholly independently of Executive’s employment with the Company. Executive will not, at any time during the Consulting Period or thereafter, directly or indirectly, disclose or furnish to any other person, firm or corporation any Confidential Information, except in the course of the proper performance of Executive’s duties hereunder or as required by law (in which event Executive will give prior written notice to the Company and will cooperate with Company and Company’s counsel in complying with such legal requirements). Promptly upon the termination of the Consulting Agreement for any reason or whenever the Company so requests, Executive will surrender to the Company all documents, hardware, software, loan files, work papers, lists, memoranda, records and other data (including all copies) constituting or pertaining in any way to any of the Confidential Information.

4.3.
Prohibition on Use of Confidential Information. During the Consulting Period, and for a period of two (2) years thereafter, Executive will not, directly or indirectly (i) acquire any financial interest in or perform any services for Executive or any other entity in connection with a business in which Executive’s interest, duties or activities would inherently require Executive to reveal any Confidential Information; or, (ii) solicit or cause to be solicited the disclosure of, or disclose any Confidential Information for any purpose whatsoever. Nothing in this Agreement prohibits or restricts Executive from filing a charge or complaint with the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, or any other federal or state regulatory authority (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to the Securities and Exchange Commission or any other securities regulatory agency or authority.

4.4.
Non-Solicitation of Employees. Executive understands and acknowledges that the Company has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Company. During the Consulting Period, and for a period of two (2) years thereafter, Executive

Retirement and Consulting Agreement and General Release of Claims

agrees to not solicit or cause others to solicit, directly or indirectly, any person employed by the Company (a “Current Employee”) to leave employment with the Company. The term “solicit” includes, but is not limited to the following (regardless of whether done directly or indirectly): (i) requesting that a Current Employee change employment, (ii) assisting a Current Employee in finding employment elsewhere, (iii) inquiring if a Current Employee might have an interest in employment elsewhere, or (iv) informing others of the name or status of, or other information about, a Current Employee for purposes of inducing the Current Employee to leave the Company.

4.5.
Non-Solicitation of Customers. Executive understands and acknowledges that because of Executive’s experience with and relationship to the Company, Executive has had access to and learned about much or all of the Company’s Confidential Information and trade secrets, including customer information. During the Consulting Period, and for a period of two (2) years thereafter, Executive agrees that Executive will not use the Company’s trade secrets or Confidential Information to directly or indirectly solicit the customers of the Company, or to interrupt, disturb, or interfere with the relationships of the Company with its customers.

4.6.
Non-Disparagement. Executive agrees, both during and after the Consulting Period terminates, not to knowingly disparage the Company or its officers, directors, employees or agents in any manner likely to be materially harmful to it or them or its business or their business, business reputation or personal reputation. This paragraph will not be violated by statements by the Executive which are truthful, complete and made in good faith in required response to legal process or governmental inquiry.

4.7.
Cooperation in Litigation. Executive will cooperate with the Company, during the Consulting Period and for a period of two (2) years thereafter, by making Executive reasonably available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to reasonably assist the Company in any such action, suit, or proceeding by providing information and meeting and consulting with the Board or its representatives or counsel, as reasonably requested; provided, however, that the same does not materially interfere with Executive’s then current professional activities. The Company will reimburse Executive for all expenses reasonably incurred by Executive in connection with Executive’s provision of testimony or assistance.

4.8.
Reasonable Restrictions. The parties acknowledge that the foregoing restrictions, the duration and the territorial scope thereof, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

4.9.
Breach of Provisions. Executive agrees that any breach of the provisions of this Section 4 will be deemed a material breach of this Agreement. In the event that Executive breaches any of the provisions of Section 4, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company will be entitled to immediate injunctive relief in any court, domestic or foreign, having the capability to grant such relief, without the necessity of posting a bond, to restrain any such breach or threatened breach and to enforce the provisions of Section 4. Executive acknowledges and agrees that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any action or proceeding is brought seeking injunctive relief, Executive will not use as a defense thereto that there is an adequate remedy at law.

5.	Dispute Resolution.

5.1.
Mandatory Arbitration. Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Executive’s employment, including, but not limited to, any state or federal statutory claims, will be submitted to arbitration in the County of

Retirement and Consulting Agreement and General Release of Claims

Sonoma, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator will be selected from the American Arbitration Association, and will be conducted in accordance with California Code of Civil Procedure § 1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that in the event that provisional injunctive relief is not available, or is not available in a timely manner, through such arbitration, then provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court will remain effective until the matter is finally determined by the Arbitrator. Either Executive or the Company may initiate the arbitration process by delivering a written request for arbitration to the other party within the time limits that would apply to the filing of a civil complaint in state or federal district court, as applicable to the claim at issue. A late request will be void. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator will issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator will be final and binding on the parties and may be enforced by any court of competent jurisdiction. The Company will be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee. Executive and the Company further agree that in any proceeding to enforce the terms of this Agreement, the prevailing party will be entitled to its reasonable attorneys’ fees and costs incurred in connection with resolution of the dispute in addition to any other relief granted. Notwithstanding this provision, the parties may mutually agree to mediate any dispute prior to or following submission to arbitration.

5.2.
Waiver of Jury Trial. To the extent permitted by law, Executive and the Company acknowledge and agree that they are hereby waiving any rights to a trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement. Executive and the Company acknowledge that this consent and agreement to mandatory and binding arbitration is a material inducement to enter into the Agreement and that each party will continue to be bound by and to rely on this consent and agreement in their related future dealings. Executive and the Company further warrant and represent that each has reviewed this consent and agreement with legal counsel of its own choosing, or has had an opportunity to do so, and that it knowingly and voluntarily gives this consent and enters into this agreement having had the opportunity to consult with legal counsel. This consent and agreement is irrevocable, meaning that it may not be modified either orally or in writing, and this consent and agreement will apply to any subsequent amendments, renewals, supplements or modifications to the Agreement or any other agreement or document entered into between the parties in connection with the Agreement, including, but not limited to the Release.

5.3.
Jurisdiction and Choice of Forum. Executive and the Company irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of Sonoma, California over any issue that is not otherwise arbitrated or resolved pursuant to Section 5.1. This includes any action or proceeding to compel arbitration or to enforce an arbitration award. Executive and the Company (i) acknowledge that the forum stated in this Section has a reasonable relation to this Agreement, (ii) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section in the forum stated in this Section, including any objection on grounds of forum non conveniens or the like, (iii) agree not to commence any such action or proceeding in any forum other than the forum stated in this Section, and (iv)

Retirement and Consulting Agreement and General Release of Claims

agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on Executive and the Company.

5.4.
Governing Law. This Agreement, and all questions related to its viability, interpretation, performance and enforcement, as well as the legal relations hereby created between Executive and the Company, will be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.

6.	Miscellaneous.

6.1.
Company’s Default. If Company is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under the Agreement will terminate as of the date of default, except to the extent it is determined that continuation of the Agreement is necessary for the continued operation of the Company by the Company’s then federal or state regulator.

6.2.	Binding Effect. The Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, distributees, successors and assigns.

6.3.
Assignment. The Company may assign the Agreement to any successor in interest to its business. Executive acknowledges that the services to be rendered by Executive are unique and personal, and, accordingly, Executive may not assign any of Executive’s rights or delegate any of Executive’s duties or obligations under the Agreement.

6.4.
Notices. Any notice provided for herein will be in writing and will be deemed to have been given or made when personally delivered or three (3) days following deposit for mailing by first class registered or certified mail, return receipt requested, or if delivered by electronic mail, upon confirmation of receipt of the transmission, to the address of the other party set forth below or to such other address as may be specified by notice given in accordance with this Section.

If to the Company: Legal Department, Luther Burbank Corporation, 1500 Rosecrans Avenue, Suite 300, Manhattan Beach, CA 90266; legal@lbsavings.com
If to Executive, the Executive’s last known address of record.

6.5.
Severability. If any provision of the Agreement, or portion thereof, will be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability will attach to only such provision or portion thereof, and will not in any manner affect or render invalid or unenforceable any other provision of the Agreement or portion thereof, and the Agreement will be carried out as if such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any invalid or unenforceable provision or portion thereof will be deemed, without further action on the part of the parties, modified, amended or limited to the extent necessary to render the same valid and enforceable.

6.6.
Waiver. No waiver by a party of a breach or default by the other party will be considered valid unless in writing signed by such waiving party, and no such waiver will be deemed a waiver of any subsequent breach or default of the same or any other nature.

6.7.
Entire Agreement. The Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings between the Company and Executive, whether written or oral, fully or partially performed, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. Notwithstanding this section or any other provision of this Agreement, (i) the November 6, 2017 employment agreement between Executive and the Company terminates on the Retirement Date; and, (ii) nothing in this Agreement will diminish or eliminate Executive’s right to indemnification under any contract (including any contract of insurance) or organizational document of the Company arising in connection with an action instituted by a party other than Executive against the Company

Retirement and Consulting Agreement and General Release of Claims

or Executive, in Executive’s capacity as an officer, director, manager, employee, agent or other representative of the Company.

6.8.
Headings. Headings and captions used in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the heading or caption of any section or paragraph.

6.9.
Amendment. No modification, change or amendment of the Agreement or of any of its provisions will be valid unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced.

6.10.	Authority. The parties each represent and warrant that they have the power, authority and right to enter into the Agreement and carry out and perform the terms, covenants and conditions hereof.

6.11.
Survival. The respective rights and obligations of the parties hereunder will survive any termination of the Agreement to the extent necessary for the intended preservation of such rights and obligations.

6.12.	Counterparts. The Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

6.13.
Section 409A. Notwithstanding any provision of this Agreement to the contrary, if Executive is designated as a “specified employee” within the meaning of Code Section 409A, to the extent the payments to be made during the six (6) month period following Executive’s “separation from service” from the Company (within the meaning of Code Section 409A) constitute “nonqualified deferred compensation” (within the meaning of Code Section 409A, a “Separation from Service”), the payments will be withheld and the amount of the payments withheld will be paid in a lump sum, without interest, during the seventh month after the date of Executive’s Separation from Service (or such earlier date upon which such amounts can be paid under Code Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death). The parties acknowledge that they believe that Executive will have such a “Separation from Service” on the Retirement Date. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities will be interpreted to so comply.

IN WITNESS THEREOF, the parties hereto have executed the Agreement as of November 30, 2018.
COMPANY
Luther Burbank Corporation
By: ___________________________
Name: ________________________
Title: _________________________

John G. Biggs
_______________________________

Retirement and Consulting Agreement and General Release of Claims

Exhibit A – General Release of Claims
This General Release of Claims (“Release”) is entered into in connection with the Retirement and Consulting Agreement dated November 30, 2018 (the “Agreement”) between John G. Biggs (“Executive”) and Luther Burbank Corporation and all of its subsidiaries and affiliated companies (collectively, the “Company”).

1.
Executive unconditionally, irrevocably and absolutely releases and discharges Company, as well as its employees, officers, directors, agents, successors and assigns (collectively, “Released Parties”), from all claims related to the transactions or events between Executive and the Company to date, to the fullest extent permitted by law. Released claims include, but are not limited to, those arising from or related to Executive’s employment with or separation from the Company, and any other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Executive’s employment with the Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to, claims pursuant to or arising from alleged violations of the California Labor Code, the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act of 2002, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, and the Americans with Disabilities Act.

2.
Executive acknowledges that Executive may discover facts or law different from, or in addition to, the facts or law Executive now knows or believes to be true with respect to the claims released in this Release and agrees, nonetheless, that this Release will be and remain effective in all respects notwithstanding such different or additional facts or law or the discovery of them.

3.
Executive declares and represents that Executive intends this Release to be complete and not subject to any claim of mistake. Executive also declares that the Release expresses a full and complete release and that Executive intends the Release to be final and complete. Executive executes this release with the full knowledge that it covers all possible claims to the fullest extent permitted by law.

4.	Executive expressly acknowledges and agrees that Executive waives all rights under Section 1542 of the California Civil Code. Section 1542 provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREIDTOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

5.
In addition to the release set forth above, Executive voluntarily and knowingly waives all rights and claims arising under the Age Discrimination in Employment Act (the “ADEA”). This waiver is given only in exchange for the consideration set forth in the Agreement that is in addition to anything of value to which Executive is entitled. This waiver does not waive rights or claims that may arise under the ADEA after the date of execution of this Release.

6.
Executive acknowledges that Executive has carefully read and fully understands all of the provisions of this Release; acknowledges that through this Release Executive is releasing Released Parties from any and all claims Executive may have against them; acknowledges that Executive voluntarily agrees to all of the terms of this Release; and, acknowledges that Executive knowingly intends to be bound by this Agreement. Executive is advised to consult an attorney prior to signing this Release, and is further advised that Executive may take up to twenty-one (21) calendar days to consider this Release before signing, although, Executive may, in the exercise of Executive’s sole discretion, sign

Retirement and Consulting Agreement and General Release of Claims

this Release at any time before the 21-day period expires. In addition, Executive is hereby informed that Executive will have seven (7) calendar days after the signing of this Release to revoke the terms herein. Such a revocation must be made by providing written notice by hand delivery prior to the close of business on the seventh day after the date on which Executive executes this Release, to the Company at the address for notice provided in the Agreement. Failure to revoke within seven (7) calendar days will result in this waiver and release being permanent. If Executive revokes within seven (7) calendar days, the entire Release is void.

______________________________
Executive’s Signature

Dated: ________________________

Retirement and Consulting Agreement and General Release of Claims